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                         NEUMAN, DRENNEN & STONE, LLC
                               Attorneys at Law
                              TEMPLE-BOWRON HOUSE
                               1507 PINE STREET
                            BOULDER, COLORADO 80302
                           Telephone: (303) 449-2100
                           Facsimile: (303) 449-1045


                                 June 4, 1999

FieldPoint Petroleum Corporation
1703 Edelweiss Drive
Cedar Park, Texas 78613

     Re:  S.E.C. Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to FieldPoint Petroleum Corporation (the "Company") in connection with a Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 35,000 shares of the Company's $.01 par value common stock (the "Common Stock") which may be issued to Strategic Financial Services, Ltd. pursuant to a Contract for Services Agreement.

     In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

     2. The Company's authorized capital consists of Seventy-five Million (75,000,000) shares of Common Stock having a par value of one cent ($.01) each.

     3. The 35,000 shares of the Company's common stock proposed to be issued pursuant to the Contract for Services Agreement shall be duly and validly authorized, legally issued, fully paid and nonassessable.

                              Sincerely,


                              Clifford L. Neuman
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